Exhibit 10.3

THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
[20_] YEAR-END RESTRICTED STOCK AWARD

This Award Agreement sets forth the terms and conditions of the [20   ] Year-End Award (this “Award”) of Restricted Shares granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “Plan”).

1. The Plan. This Award is made pursuant to the Plan, the terms of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement have the meanings as used or defined in the Plan. References in this Award Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision.

2. Award.

(a) Form of Award. This [20   ] Year-End Award is made up of Restricted Shares (“[20   ] Year-End Restricted Shares”) in the number specified on your Award Statement. A Restricted Share is a share of Common Stock (a “Share”) delivered under the Plan that is subject to certain transfer restrictions and other terms and conditions described in this Award Agreement and the stock power in the form attached to the Award Agreement (“Stock Power”).

(b) Certain Conditions Precedent. Your [20   ] Year-End Restricted Shares are expressly conditioned on your executing the related signature card and Stock Power and returning them to the address designated on the signature card and/or by the method designated on the signature card by the date specified. unless otherwise determined by the Committee, your failure to meet these conditions will result in the cancellation of your [20   ] Year-end restricted stock Award. Your [20   ] year-end restricted stock Award is subject to all terms, conditions and provisions of the Plan and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 14. By executing the Stock Power and the related signature card (which, among other things, opens the custody account referred to in Paragraph 3(b) if you have not done so already) you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.

3. Vesting; Date of Grant of [20   ] Year-End Restricted Shares.

(a) Vesting. You shall be Vested in the number or percentage of your [20   ] Year-End Restricted Shares specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). Except as provided in this Paragraph 3 and in Paragraphs 4, 5, 6, 7, 11 and 12, you shall become Vested in your remaining Year-End Restricted Shares in the number or percentage of [20   ] Year-End Restricted Shares specified next to the relevant Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order for your [20   ] Year-End Restricted Shares that are or become Vested to become fully transferable without risk of forfeiture, all other terms and conditions of this Award Agreement (including the Transfer Restrictions described in Paragraph 3(c)) shall continue to apply to such Vested [20   ] Year-End Restricted Shares, and failure to meet such terms and conditions may result in the forfeiture of all of your rights in respect of the [20   ] Year-End Restricted Shares and their return to GS Inc. and the cancellation of this Award.

(b) Date of Grant. The date on which your [20   ] Year-End Restricted Shares will be granted and on which you shall become the record owner of the [20   ] Year-End Restricted Shares, subject to the conditions of this Award Agreement, will be as stated on your Award Statement. Except as provided in this Paragraph 3 and in Paragraphs 2, 8, 11 and 12, the [20   ] Year-End Restricted Shares shall be delivered to a custody account approved by the Firm in accordance with the Signature Card and shall be subject to the Transfer Restrictions described in Paragraph 3(c).

(c) Transfer Restrictions. Except as provided in Paragraphs [3(d)][3(e)], 4, 8, and 11, until the date specified on your Award Statement as the “Transferability Date”: (i) your [20   ] Year-End Restricted Shares shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (the “Transfer Restrictions”), and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void; and (ii) if and to the extent your [20   ] Year-End Restricted Shares are certificated, the certificates representing your [20   ] Year-End Restricted Shares shall bear a legend specifying that your [20   ] Year-End Restricted Shares are subject to the restrictions described in this Award Agreement and Stock Power, and GS Inc. in any case may advise its transfer agent to place a stop order against any transfer of your [20   ] Year-End Restricted Shares not in compliance with such Transfer Restrictions. Within 30 Business Days after the Transferability Date (or any other date described herein that the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions in respect of any of your [20   ] Year-End Restricted Shares that have not been previously forfeited.

[(d) Escrow. Pending receipt of any consents deemed necessary or appropriate by the Firm, your [20   ] Year-End Restricted Shares initially may be delivered into an escrow account meeting such terms and conditions as may be determined by the Firm. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (i) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (ii) dividends paid on Shares held in escrow may be accumulated and shall be paid as determined by GS Inc. in its discretion. By accepting your [20   ] Year-End Award, you have agreed to execute such documents and take such steps as may be deemed necessary or appropriate by the Firm to establish and maintain any such escrow account.]

[(d)][(e)]  Death. Notwithstanding any other provision of this Award Agreement, if you die prior to the Transferability Date with respect to your [20   ] Year-End Restricted Shares, any portion of such [20   ] Year-End Restricted Shares not then Vested, shall Vest and, as soon as practicable after the date of death and after such documentation as may be requested by the Committee is provided to the Committee, the Transfer Restrictions then applicable to your [20   ] Year-End Restricted Shares shall be removed.

4. Termination of Employment. Unless the Committee determines otherwise, and except as provided in Paragraphs [3(d)][3(e)], 7, 8 and 11, if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm: (i) the Transfer Restrictions shall continue to apply to your Vested [20   ] Year-End Restricted Shares until the Transferability Date in accordance with Paragraph 3(c) hereof and (ii) you immediately shall forfeit all of your rights in respect of your [20   ] Year-End Restricted Shares that had not yet become Vested immediately prior to your termination of Employment, and any such [20   ] Year-End Restricted Shares immediately shall be returned to GS Inc.

5. Forfeiture of [20   ] Year-End Restricted Shares. Unless the Committee determines otherwise, and except as provided in Paragraphs 7 and 8, your rights in respect of all of your [20   ] Year-End Restricted Shares (whether or not Vested) shall immediately be forfeited, such Shares immediately shall be returned to GS Inc and this Award immediately shall be cancelled, if, before the Transferability Date:

(i) you attempt to have any dispute under the Plan or this Award Agreement resolved in any manner that is not provided for by Paragraph 14 or Section 3.17 of the Plan;

(ii) any event that constitutes Cause has occurred;

(iii) you, in any manner, directly or indirectly, (A) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (B) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (C) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (D) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise;

(iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan and this Award Agreement. On the Transferability Date, you shall be deemed to have represented and certified that you have complied with all the terms and conditions of the Plan and this Award Agreement;

(v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm, including, without limitation, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party; or

(vi) as a result of any action brought by you, it is determined that any of the terms or conditions for the expiration of the Transfer Restrictions with respect to this Award are invalid.

For purposes of the foregoing, the term “Selected Firm Personnel” means: (i) any Firm employee or consultant (A) with whom you personally worked while employed by the Firm, or (B) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (ii) any Managing Director of the Firm.

6. Repayment and Forfeiture. The provisions of Section 2.5.2 of the Plan (which require Award recipients to repay to the Firm the value of [20   ] Year-End Restricted Shares that Vest, without reduction for related withholding tax, if the Committee determines that all terms and conditions of this Award Agreement were not satisfied) shall apply to this Award, except that if the condition that was not satisfied would have resulted in the Transfer Restrictions not being removed, then the Fair Market Value of the Shares shall be determined as of the Transferability Date (or any earlier date that the Transfer Restrictions were removed).

7. Extended Absence, Retirement and Downsizing.

(a) Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 7(b), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the Plan) by reason of Extended Absence or Retirement, the condition set forth in Paragraph 4 shall be waived with respect to any [20   ] Year-End Restricted Shares that had not been forfeited and had not yet become Vested immediately prior to such termination of Employment (as a result of which such [20    ] Year-End Restricted Shares shall become Vested), but all other conditions of this Award Agreement shall continue to apply.

(b) Without limiting the application of Paragraph 5, you shall forfeit immediately all of your rights in respect of your [20   ] Year-End Restricted Shares that become Vested in accordance with Paragraph 7(a) (and such Shares shall be returned to GS Inc and this Award cancelled), if prior to the original Vesting Date with respect to such [20   ] Year-End Restricted Shares, you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, this Paragraph 7(b) will not apply if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.”

(c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4 shall be waived with respect to your [20   ] Year-End Restricted Shares that had not been forfeited and had not yet become Vested immediately prior to such termination of Employment (as a result of which such [20   ] Year-End Restricted Shares shall become Vested), but all other conditions of this Award Agreement shall continue to apply. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for good reason, will be solely by reason of a “downsizing.”

8. Change in Control. Notwithstanding anything to the contrary in this Award Agreement, in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, all of your [20   ] Year-End Restricted Shares that had not been forfeited shall be deemed Vested and all Transfer Restrictions and risks of forfeiture with respect to your [20   ] Year-End Restricted Shares, whether or not Vested, shall be removed.

9. Dividends. [Except as provided in Paragraph 3(d), y] [Y]ou shall be entitled to receive on a current basis any regular cash dividend paid by GS, Inc. in respect of your [20   ] Year-End Restricted Shares that have not been forfeited, whether or not then Vested.

10. Tax Withholding; Election Under Code Section 83(b).

(a) The delivery of Shares and the removal of the Transfer Restrictions are conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 3.2 of the Plan.

(b) You acknowledge, understand and agree that:

(i) With respect to the [20   ] Year-End Restricted Shares, you may file an election with the Internal Revenue Service within 30 days of the grant of your [20   ] Year-End Restricted Shares, electing pursuant to Section 83(b) of the Code to be taxed currently on the fair market value of your [20   ] Year-End Restricted Shares on the Date of Grant. This will result in your recognition of taxable income on the Grant Date equal to such fair market value (but will not affect the Vesting of your [20   ] Year-End Restricted Shares or the removal of the Transfer Restrictions). Absent such an election, you will measure and recognize taxable income at the times on which your [20   ] Year-End Restricted Shares become Vested. You are strongly encouraged to seek the advice of your own tax consultant in connection with this Award and the advisability of filing an election under Section 83(b) of the Code. A form of election under Section 83(b) is attached for your reference as Exhibit A.

(ii) Any taxes paid as a result of the filing of the Section 83(b) election might not be recovered if any [20   ] Year-End Restricted Shares are forfeited pursuant to the provisions of this Agreement.

(iii) It is your sole responsibility and not that of the Firm to timely file any election under Section 83(b) of the Code, even if you request that the Firm or its representative make a filing on your behalf (although the Firm may agree to make this filing on your behalf).

(iv) You will notify the Firm within 10 days of filing any such election.

11. Certain Additional Terms, Conditions and Agreements.

(a) If you are or become a Managing Director, your rights in respect of the [20   ] Year-End Restricted Shares are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

(b) Your rights in respect of your [20   ] Year-End Award are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 3.3 of the Plan) that the Committee may determine to be necessary or advisable.

(c) You understand and agree, in accordance with Section 3.3 of the Plan, by accepting this Award you have expressly consented to all of the items listed in Section 3.3.3(d) of the Plan, which are incorporated herein by reference.

(d) You understand and agree, in accordance with Section 3.22 of the Plan, by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your [20   ] Year-End Award in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, unless otherwise determined by the Firm, you understand and agree that you shall be responsible for all costs and other fees or expenses associated with your [20   ] Year-End Award, including, without limitation, such custodial costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.

(e) In addition to the legend specified under Paragraph 3(c), GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.

(f) Without limiting the application of Paragraph 5, if:

(i) your Employment with the Firm terminates solely because you resigned to accept employment at a governmental agency, self-regulatory organization, or other employer and as a result of such new employment the Firm determines that your continued holding of your [20   ] Year-End Restricted Shares would violate standards of ethical conduct applicable to you (“Conflicted Employment”); or

(ii) following your termination of Employment other than described in Paragraph 11(f)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold [20   ] Year-End Restricted Shares that are Vested but are still subject to Transfer Restrictions;

then, in the case of Paragraph 11(f)(i) above, the condition set forth in Paragraph 4 shall be waived with respect to any [20   ] Year-End Restricted Shares you then hold that had not yet become Vested or been forfeited (as a result of which such [20   ] Year-End Restricted Shares shall become Vested) and, in the cases of Paragraph 11(f)(i) and 11(f)(ii) above, all Transfer Restrictions and all forfeiture provisions related to all Vested [20   ] Restricted Shares shall be removed, in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment. Notwithstanding anything else herein, the [20   ] Restricted Shares shall become Vested and/or transferable as a result of this Paragraph only at such time and if and to the extent as would not result in the imposition of any additional tax under Section 409A of the Code.

12. Right of Offset. The Firm may exercise its right of offset under Section 3.4 of the Plan by conditioning the removal of the Transfer Restrictions on your satisfaction of your obligations to the Firm in a manner deemed appropriate by the Committee, including by the application of some or all of your [20   ] Year-End Restricted Shares.

13. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(g) and 3.1 of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided, further, that the Committee expressly reserves its rights to amend the Award Agreement and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the Plan. Any amendment of this Award Agreement shall be in writing signed by an authorized member of the Committee or a person or persons designated by the Committee.

14. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE PLAN, WHICH ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND WHICH, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE PLAN, SHALL APPLY.

15. Non-transferability. Except as otherwise may be provided by the Committee, and without limiting Paragraph 3(c) hereof, the limitations on transferability set forth in Section 3.5 of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 15 or Section 3.5 of the Plan shall be void.

16. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

17. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.

By:
Name:	[Name]
Title:	[Title]

[ATTACHMENT]

STOCK POWER

[Name of grantee] hereby assigns and transfers unto The Goldman Sachs Group, Inc. (“GS, Inc.”) restricted shares of common stock of GS, Inc., par value $0.01 per share, on the books of GS, Inc. represented by Certificate No.    herewith and does hereby irrevocably constitute and appoint [ ● ] attorney to transfer said stock certificate on the books of GS, Inc. with full power of substitution in the premises.

Dated:                    , [20__]

[Name of grantee]

IN THE PRESENCE OF:

Name:

Dated:

EXHIBIT A

ELECTION UNDER SECTION 83(b)
OF THE INTERNAL REVENUE CODE OF 1986

Pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, and Treasury Regulation 1.83-2, the undersigned taxpayer hereby elects to include in taxpayer’s gross income or alternative minimum taxable income, as the case may be, the excess, if any, of the fair market value of the Property (as hereinafter defined) at the time of transfer over the amount the taxpayer paid for such Property. The following information is furnished in accordance with Treasury Regulation Section 1.83-2(e).

1.	The name, address, taxpayer identification number and taxable year of the undersigned are as follows:

Name of Taxpayer:	Spouse:

Address:

Social Security No. of Taxpayer	Spouse:

2.	The property with respect to which the election is made (the “Property”) is shares of the Common Stock of The Goldman Sachs Group, Inc. (the “Company”).

3.	The election is made for the 20 calendar year with respect to the Property. The date on which the property was transferred is [ ●, 20 ].

4.	The Property is subject to the following restrictions: the Shares may not be transferred and may be forfeited if the Taxpayer ceases to be employed by the Company under certain circumstances. These restrictions lapse upon the satisfaction of certain conditions contained in the relevant agreement.

5.	The fair market value at the time of transfer, determined without regard to any restriction other than a restriction which by its terms will never lapse, of such Property is: $ .

6.	The amount (if any) paid for the Property was $ .

The undersigned has submitted a copy of this statement to the person for whom the services were performed in connection with the undersigned’s receipt of the above-described Property. The undersigned understands that the foregoing election may not be revoked except with the consent of the Commissioner.

Dated:

Taxpayer

The undersigned spouse of taxpayer joins in this election.

Dated:

Spouse